ALASKA AIR GROUP
OPERATIONAL PERFORMANCE REWARDS
PLAN DESCRIPTION
Adopted January 3, 2005; Amended February 14, 2017

The Board of Directors of Alaska Air Group, Inc. (the “Company”) has adopted the Operational Performance Rewards Plan (the “Plan”) to reward employees of Alaska Airlines, Inc. (“Alaska”), Horizon Air Industries, Inc. (“Horizon”) and Virgin America Inc. (“Virgin”) (each a “Subsidiary”) for achieving certain operational performance targets. This description is provided to explain the key elements of how the Plan will operate. This Plan is effective beginning with the 2017 Plan year and each year thereafter until amended or terminated as provided herein.

1.	ELIGIBILITY

All officers and other full-, variable- or part-time employees of Alaska, Horizon and Virgin (including employees in Canada and Mexico, if permitted by applicable law and labor contracts) are eligible to participate in the Plan, and will receive one or more payments under the Plan if they meet the criteria in this paragraph. Payments under the Plan (“Awards”) are earned monthly and paid quarterly. Eligible persons who are full-, variable- or part-time employees of Alaska, Horizon or Virgin on active status as of the close of business on the last day of the quarter during which any of the operational targets applicable to such employee’s Subsidiary are met (each a “Participant,” or collectively “Participants”) will be eligible for a payout for each month of the quarter in which the Participant had eligible earnings as defined in the Company’s Performance Based Pay Plan. For persons with Voluntary Severance Incentive or equivalent severance packages (whether voluntary or not), the last day of eligible employment will not include any of the period during which the employee has ceased working but is still otherwise treated as on payroll.

2.	ACCRUAL OF AWARDS

An Award will accrue for each Participant as of the close of business of the last day of any quarter in which the applicable Subsidiary has achieved one or more of the performance goals set forth in Exhibit A. Each Subsidiary does not need to achieve all of the performance goals in a given quarter to accrue an Award; each goal reached in a given Target Period (as defined in Exhibit A) will apply separately towards the Award to that Subsidiary’s Participants for that quarter.

3.	PAYMENT OF AWARDS

Accrued Awards will be paid quarterly. The Company will use reasonable efforts to pay accrued Awards to Participants within sixty (60) days of the end of each calendar quarter. The Company may pay Awards through regular payroll or by separate check in the Company’s discretion, and in either case the Company may withhold applicable taxes and garnishments from such payments. The Company will pay a deceased Participant's Award to the beneficiary designated by the Participant for purposes of the Company's group term life insurance plan covering the deceased Participant, and in the absence of any designation, will be paid to the Participant’s estate.

4.	ESTABLISHMENT OF PERFORMANCE GOALS

The Compensation and Leadership Development Committee of the Board (the “Compensation Committee”) will establish the periodic performance goals for each Plan year during the life of this

Plan, and will provide an exhibit to this Plan that outlines goals and the payout amounts for each goal. Each such attachment will be labeled “Exhibit A: Operational Performance Rewards Plan Goals and Award Levels for [year]” and communicated to eligible employees.

5.	AMENDMENT; TERMINATION; INTERPETATION

The Board, acting through the Compensation Committee, retains the right at any time to modify the Plan in any manner that it deems appropriate or to terminate the Plan, provided that no amendment or termination shall be effective sooner than the first day of the month following the Compensation Committee’s action on such amendment or termination. No termination of the Plan shall affect Awards accrued before the effective date of termination. Management may interpret or amend this Plan Description with respect to administrative issues that do not affect benefit amounts and are not otherwise material to the overall benefits provided by the Plan. The Compensation Committee shall have discretion to interpret and resolve any material issue or dispute under the Plan, and its decision concerning any aspect of the operation of the Plan will be final and conclusive. The Compensation Committee will review the Plan annually and may make changes to the Plan and/or Exhibit A for the next Plan year.

6.    MISCELLANEOUS

This description, including its attachments, constitutes the entire understanding relating to the Plan, and supersedes all prior oral or written agreements, representations or commitments relating to the Plan or any Award. This Plan is not a commitment of the Company, Alaska, Horizon or Virgin, to any officer or employee of such company to continue that individual in its employ for any reason. Any employee who files suit against his or her employer for wrongful termination shall automatically cease to be a Participant. This description and the rights and obligations provided for herein shall be construed and interpreted in accordance with the law of the state of Washington, excluding its conflicts of law rules.